Exhibit 99.1

BUCKEYE VENTURES, INC. ACQUIRES BARNETT HEATING & AIR

Buckeye’s Most Recent Acquisition Is Expected to Add $3.5 Million to Company Revenues

SAN DIEGO--(BUSINESS WIRE)—January 9, 2007—Buckeye Ventures, Inc. (OTCBB:BEYV - News) announced today that it has acquired Barnett Heating and Air Conditioning Services, Inc., based in Modesto, California.

Founded in 1961 Barnett is a customer-focused heating and air-conditioning service company, specializing in complete energy savings solutions for homeowners in the residential market.  The new acquisition will increase Buckeye’s revenue stream, contributing an expected $3.5 million boost to annual revenue.  It also increases Buckeye’s scope of operations regionally, augmenting Buckeye’s existing Energy King operation based in Sacramento.

Management believes the Modesto area is an ideal location for Buckeye, allowing it to take advantage of synergies with Buckeye’s other locations.  The proximity of the Energy King and Barnett operations will allow the enterprise to consolidate overhead in accounting, operations, and administration, as well as benefiting from the experience of Energy King’s proven management professionals.

BEYV’s senior management team at its Energy King location in Sacramento -- Varin Larson and Alan Hardwick -- has a national reputation in assisting many air conditioning, heating, and plumbing companies to make major improvements in their business operations, increasing revenues and profits. This team has more than tripled Energy King’s customer base and revenue stream over the past four years and will oversee the Barnett integration, working to streamline Barnett’s operating system as well as expanding Barnett’s footprint in the central California region.

The Barnett acquisition is the latest step in Buckeye’s national acquisition strategy, and BEYV plans to implement the same highly successful tactics in Modesto that it has used in its Boston and Sacramento operations.

“This acquisition was particularly attractive for several reasons”, said Alan Mintz, President and Chief Executive Officer of Buckeye. “First, it takes advantage of our great management team in the area, providing significant insight into the industry and performance enhancing capabilities. Second, its location represents an attractive opportunity for significant regional growth as BEYV continues its progress in building its national group.”

About Buckeye Ventures

BEYV was formed for the purpose of acquiring and operating businesses in the Retail Home Services Industry, with the objective of creating a national brand for the consumer in a space where there is no established recognizable national name.  Buckeye has committed to an acquisition schedule and with this latest purchase continues to expand, with plans to become a nationwide leader in the HVAC (heating, ventilation and air conditioning) and plumbing sectors by providing many small and mid-sized local and regional operators with the opportunity to become part of a growing national conglomerate as a publicly held company.

Any forward-looking statements contained in this release reflect management's best judgment based on factors currently known involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors including but not limited to Buckeye’s ability to enter into various financing programs, roll-up business acquisitions and competition from other companies.

Contact:
Buckeye Ventures, Inc.
Larry Weinstein  (949) 230-9229